EXHIBIT 4.1


                                    AMENDMENT

                  AMENDMENT, dated as of February 1, 2000, by and between NORTH FORK BANCORPORATION, INC., a Delaware corporation ("NFB"), and JSB FINANCIAL, INC., a Delaware corporation ("JSB"), to the Stock Option Agreement, dated as of August 16, 1999 (the "Stock Option Agreement"), by and between NFB and JSB. Capitalized terms which are not otherwise defined herein shall have the meanings set forth in the Stock Option Agreement.

                  WHEREAS, on January 14, 2000 an alleged stockholder of JSB filed a purported class action lawsuit in the Court of Chancery of the State of Delaware against JSB, the individual members of JSB's Board of Directors and NFB captioned ELLIOT WOLFSON V. JSB FINANCIAL, INC., ET. AL. (the "Litigation"); and

                  WHEREAS, pursuant to a Stipulation and Agreement of Compromise and Settlement dated as of February 1, 2000 among the parties to the Litigation, and in accor dance with Section 14(b) of the Stock Option Agreement, NFB and JSB have agreed to amend the terms of the Stock Option Agreement as set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing, and intending to be legally bound hereby, NFB and JSB agree as follows:

                  7. Section 13 of the Stock Option Agreement is hereby amended by changing all references to "$30 million" in such Section 13 to "$25 million".

                  8. All references to "this Agreement" in the Stock Option Agreement shall mean the Stock Option Agreement as amended hereby.

                  9. Each of the parties hereto represents to the other that (i) it has full corporate power and authority to execute and deliver this Amendment,
(ii) the execution and delivery of this Amendment by such party has been duly and validly approved by the Board of Directors of such party and no other corporate proceedings on the part of such party are necessary in connection with the execution and delivery of this Amendment by such party, and (iii) this Amendment has been duly and validly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

                  10. Except as expressly amended by this Amendment, the Stock Option Agreement is hereby ratified and confirmed in all respects.

                  11. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when counter parts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

                  12. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

                  IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the 1st day of February, 2000.


                                       NORTH FORK BANCORPORATION, INC.


                                       By:/s/ John Adam Kanas
                                          --------------------------------------
                                           John Adam Kanas
                                           Chairman of the Board, President and
                                             Chief Executive Officer


                                       JSB FINANCIAL, INC.


                                       By:/s/ Edward P. Henson
                                          --------------------------------------
                                           Edward P. Henson
                                           President and Chief Operating Officer


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